Exhibit 99.1


FIRST                                                     22 West State Street
KEYSTONE                                                  Media, PA 19063
FINANCIAL, INC.                                           610-565-6210

                        FOR IMMEDIATE RELEASE


                 FIRST KEYSTONE FINANCIAL ANNOUNCES
                        FIRST QUARTER RESULTS

     Media, PA February 3, 2005 - First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), announced today net income for the quarter ended December 31, 2004 of $523,000, or $0.28 per diluted share, compared to $743,000, or $0.37 per diluted share, for the same period last year. The decrease in earnings resulted primarily from a decrease in gains on sale of investment securities which were the result of the Company realizing gains from market opportunities in the first quarter of fiscal 2004.
Excluding gains on sale of investment securities, earnings for the quarter remained relatively the same compared to the same period last year.

     Net interest income for the three months ended December 31, 2004 decreased $76,000, or 2.6%, to $2.8 million as compared to the same period in 2003. The decrease in net interest income was primarily the result of a $75,000, or 2.0% increase, in interest expense for the quarter ended December 31, 2004. The average balance of interest-bearing liabilities increased $18.2 million, or 3.5%, which was partially offset by a decline of 4 basis points in the weighted average rate paid on such liabilities. As a result, the Company's net interest margin, on a tax-equivalent basis, decreased by 14 basis points in the first quarter of fiscal 2005 to 2.16%, as compared to 2.30% for the first quarter of fiscal 2004. The decline in the margin reflected in large part the decline in the weighted average yield earned on interest-earning assets as new assets bear lower current interest rates. On a linked quarter basis, net interest income decreased $23,000, or 0.81%, resulting in a reduction of the net interest margin declining one basis point from 2.17% for the three months ended September 30, 2004. Although the yield on interest-earning assets had improved by six basis points, the increase in short-term interest rates had an adverse impact on the cost of interest-bearing liabilities.

     The Company's implementation of additional fee-based deposit services has resulted in an increase of $153,000 in non-interest income for the quarter ended December 31, 2004 or a 57.3% increase. However, non-interest income decreased $165,000 to $899,000 for the three months ended December 31, 2004 from the same period last year primarily due to a $330,000 decrease in the gain on sales of investments.

     Non-interest expense increased $113,000 to $3.0 million for the quarter ended December 31, 2004 as compared to the same period last year. The increase for the quarter ended December 31, 2004 was primarily due to increases of $57,000 and $105,000 in occupancy and equipment and other non-interest expenses, respectively, partially offset by an $85,000 decrease in real estate operations. The increase in occupancy and equipment expense was related to branch expansion in the fourth quarter of 2004. Other non-interest expenses increased due to the implementation of a training program reconfirming the Company's commitment to improving customer service as well as increases in general administrative expenses.

     The provision for loan losses decreased $30,000, or 40.0%, to $45,000 for the three months ended December 31, 2004 compared to the same period in the prior year. The decrease in the provision was based on the Company's monthly review of the credit quality of its loan portfolio, the net charge-offs experienced during the period and other factors. Although, total non-performing assets increased to $4.1 million at December 31, 2004 from $3.3 million at September 30, 2004, subsequent to quarter end, $253,000 in non-performing commercial loans have paid off and $1.3 million of commercial and construction loans have returned to current status. The Company's ratio of non-performing assets to total assets was 0.71% at December 31, 2004 compared to 0.57% at September 30, 2004.

      "For the first quarter of fiscal 2005, the balances in home equity loans and lines of credit continued to grow," said Donald S. Guthrie, Chairman of the Board. "In addition, we have expanded our business development and commercial loan departments with the hiring of accomplished and seasoned individuals in order to capitalize on the many business opportunities that the Company's recent branch expansion has created," added Guthrie.

     The Company's total assets decreased slightly to $568.9 million at December 31, 2004 from $571.9 million at September 30, 2004. As part of the Company's asset liability strategy to increase interest income while maintaining the Company's interest rate profile, the Company sold $16.0 million of investment securities and reinvested the proceeds into mortgage-related securities held to maturity increasing its balance of such assets to $54.5 million at December 31, 2004 from $37.4 million at September 30, 2004. Total deposits decreased $1.9 million, or 0.6%, to $343.0 million at December 31, 2004 from $344.9 million at September 30, 2004. Stockholders' equity declined slightly as the Company's comprehensive income decreased by $345,000 combined with dividend payments totaling $195,000 which were partially offset by net income of $523,000.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                      FIRST KEYSTONE FINANCIAL, INC.
                         SELECTED OPERATIONS DATA
                   (In thousands except per share data)
                                (Unaudited)

                                                 Three Months Ended
                                                     December 31,
                                                 -------------------
                                                   2004        2003
                                                 -------------------
Net interest income                               $2,820      $2,896
Provision for loan losses                             45          75
Non-interest income                                  899       1,064
Non-interest expense                               3,046       2,933
                                                 -------------------
Income before taxes                                  628         952
Income tax expense                                   105         209
                                                 -------------------
Net income                                        $  523      $  743
                                                 ===================
Basic earnings per share                          $ 0.29      $ 0.40
Diluted earnings per share                          0.28        0.37
Dividends per share                                 0.11        0.11
Number of shares outstanding at end of period  1,930,754   1,890,897
Weighted average basic shares outstanding      1,785,415   1,834,220
Weighted average diluted shares outstanding    1,890,055   1,987,850


                       FIRST KEYSTONE FINANCIAL, INC.
                          SELECTED FINANCIAL DATA
                   (In thousands except per share data)
                                 (Unaudited)


                                                             December 31,  September 30,
                                                                 2004          2004
                                                             ---------------------------
Total assets                                                   $568,881      $571,919
Loans receivable, net                                           304,413       304,248
Investment and mortgage-related securities available for sale   148,291       161,235
Investment and mortgage-related securities held to maturity      59,793        42,650
Cash and cash equivalents                                        18,090        17,975
Deposits                                                        343,014       344,880
Borrowings                                                      168,343       171,149
Junior subordinated debt                                         21,547        21,557
Loan loss allowance                                               2,063         2,039
Total stockholders' equity                                       29,661        29,698
Book value per share                                             $15.36        $15.41




                       FIRST KEYSTONE FINANCIAL, INC.
                           OTHER SELECTED DATA
                               (Unaudited)


                                                                           At or for the
                                                                        Three Months Ended
                                                                            December 31,
                                                                        ------------------
                                                                           2004     2003
                                                                        ------------------
Return on average assets (1)                                               0.37%    0.53%
Return on average equity (1)                                               7.07%    9.39%
Interest rate spread  (1) (2)                                              2.15%    2.28%
Net interest margin (1) (2)                                                2.16%    2.30%
Ratio of interest-earning assets to interest-bearing liabilities (2)     100.38%  100.66%
Ratio of operating expenses to average assets (1)                          2.14%    2.10%
Ratio of non-performing assets to total assets at end of period            0.71%    0.56%
Ratio of loan loss allowance to non-performing loans at end of period     72.13%  117.61%


(1)  Annualized.

(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.09% and 2.20% for the quarter ended December 31, 2004 and 2003, respectively, while the net interest margin would be 2.10% and 2.22% for the quarter ended December 31, 2004 and 2003, respectively.




CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210